As filed with the Securities and Exchange Commission on August 23, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PEMBINA PIPELINE CORPORATION

(Exact name of Registrant as specified in its charter)

Alberta	4612	98-0507771
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

4000, 585-8th Avenue SW

Calgary, Alberta

Canada, T2P 1G1

(403) 231-7500

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)

Copies to:

Christian G. Kurtz Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, Ontario Canada M5K 1J3 (416) 504-0520	J. Scott Burrows Senior Vice President and Chief Financial Officer Pembina Pipeline Corporation 4000, 585-8th Avenue SW Calgary Alberta Canada T2P 1G1 (403) 231-7500	Jeff Bakker Blake, Cassels & Graydon LLP 3500, 855 – 2nd Street S.W. Calgary, Alberta Canada T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒	at some future date (check appropriate box below)

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2. ☐

pursuant to Rule 467(b) on (                ) at (                ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (                ).

3. ☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☒	after the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(3)	Proposed maximum offering price per unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Shares
Warrants
Preferred Shares
Subscription Receipts
Units
Total	US$0	100%	US$0	US$0

(1)

There are being registered under this registration statement such indeterminate number of common shares, warrants, preferred shares or subscription receipts of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate initial offering price of not to exceed US$2,259,300,000 (converted from Cdn.$3,000,000,000 at an exchange rate of Cdn$1.00=US$0.7531, which was the daily exchange rate as reported by the Bank of Canada on August 21, 2019, a date within 5 business days of filing this registration statement). The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, as amended.
(3)

The prospectus contained herein relates to an aggregate of US$2,259,300,000 of securities, including, pursuant to Rule 429 under the Securities Act, US$2,259,300,000 of unsold securities that were previously registered under the Registrant’s Registration Statement on Form F-10 (File No. 333-219338), initially filed on July 18, 2017. Any previously registered securities and any securities registered under this Registration Statement may be sold separately or as units with other previously registered securities or other securities registered under this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) of the Securities Act, may determine.

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration statement relates to Registration Statement 333-219338.

PART I

INFORMATION REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but is not yet effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

Base Shelf Prospectus

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Pembina Pipeline Corporation, at #4000, 585 -8th Avenue S.W., Calgary, Alberta, T2P 1G1, Telephone (403) 231-7500, and are also available electronically at www.sedar.com.

SUBJECT TO COMPLETION, DATED AUGUST 23, 2019

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	August 23, 2019

PEMBINA PIPELINE CORPORATION

$3,000,000,000

Common Shares

Preferred Shares

Warrants

Subscription Receipts

Units

Pembina Pipeline Corporation (“Pembina” or the “Corporation”) may offer and issue, from time to time: (a) common shares in the capital of the Corporation (the “Common Shares”); (b) Class A preferred shares, issuable in series, in the capital of the Corporation (the “Preferred Shares”); (c) warrants to purchase Common Shares (the “Warrants”); (d) subscription receipts of the Corporation (the “Subscription Receipts”); and (e) units comprising any combination of the foregoing, (the “Units”, and together with the Common Shares, the Preferred Shares, the Warrants and the Subscription Receipts, collectively, the ”Securities”) of up to $3,000,000,000 aggregate initial offering price of Securities (or the equivalent thereof in one or more foreign currencies, including United States dollars, or composite currencies, in each case based on the applicable exchange rate at the time of the offering of such Securities) during the 25-month period that this short form base shelf prospectus, including any amendments hereto (the “Prospectus”), is valid. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set out in one or more shelf prospectus supplements (each, a “Prospectus Supplement”). The Securities may be offered and sold in Canada and/or the United States and elsewhere where permitted by law.

The Corporation is a foreign private issuer that is permitted, under a multi-jurisdictional disclosure system adopted by Canada and the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Pembina’s financial statements included or incorporated by reference herein, if any, have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and, accordingly, may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the purchase of Securities may have tax consequences, both in Canada and the United States, which may not be fully described herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion in this Prospectus and any applicable Prospectus Supplement and consult with an independent tax advisor.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The ability of prospective investors to enforce civil liabilities under United States federal securities laws may be adversely affected by the fact that the Corporation is organized under the laws of the Province of Alberta, Canada, that some or all of its directors and officers are residents of Canada, that some or all of the experts named in this Prospectus are residents of Canada and that all or a substantial portion of the Corporation’s assets and the assets of such persons are located outside the United States. See “Enforceability of Civil Liabilities”.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (a) in the case of Common Shares, the number of Common Shares offered, the issue price and currency (in the event the offering is a fixed price distribution), the manner in which the offering price and currency will be determined (in the event the offering is a non-fixed price distribution) and any other terms specific to the Common Shares being offered; (b) in the case of Preferred Shares, the designation of the particular series, the number of Preferred Shares offered, the offering price or the manner of determining the offering price, the currency in which the Preferred Shares are offered, any voting rights, the dividend rate, the dividend payment dates, and terms for redemption at the option of Pembina or the holder, any exchange or conversion terms and any other terms specific to the Preferred Shares being offered; (c) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of the number Common Shares purchasable upon exercise of the Warrants, the exercise price, dates and periods of exercise, the currency in which the Warrants are offered and any other terms specific to the Warrants being offered; (d) in the case of Subscription Receipts, the number of Subscription Receipts offered, the issue price, the currency, the terms, conditions and procedures for the conversion or exercise of such Subscription Receipts into or for Common Shares or other securities or pursuant to which the holders thereof will become entitled to receive Common Shares or such other securities, and any other terms specific to the Subscription Receipts being offered; and (e) in the case of Units, the number of Units offered, the issue price, the currency, the terms of the Units and of the securities comprising the Units and any other terms specific to the Units being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the applicable Prospectus Supplement describing such Securities. The Corporation may also include in a Prospectus Supplement specific terms pertaining to the Securities which are not within the parameters set out in this Prospectus.

All information permitted under applicable Canadian securities legislation to be omitted from this Prospectus will be established at the time of each offering of Securities and will be contained in one or more Prospectus Supplements that will be delivered to prospective purchasers together with this Prospectus. Each Prospectus Supplement will be deemed to be incorporated by reference into this Prospectus for the purposes of Canadian securities legislation as of the date of the Prospectus Supplement and only for the purposes of the offering of Securities to which the Prospectus Supplement pertains.

Securities offered pursuant to this Prospectus and any related Prospectus Supplement will constitute a public offering of such Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. Pembina may sell the Securities to or through underwriters or

i

dealers purchasing as principals, and may also sell the Securities directly to one or more purchasers pursuant to applicable statutory exemptions or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by Pembina in connection with the offering and sale of the Securities, and will set out the terms of the offering of such Securities, including the method of distribution of such Securities, the proceeds to Pembina and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. Securities may be sold from time to time in one or more transactions at fixed prices or at non-fixed prices, with such prices determined by reference to the prevailing price of the Securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, including sales in transactions that are deemed to be “at-the-market distributions” (as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”)), including sales made directly on the Toronto Stock Exchange (the “TSX”), the New York Stock Exchange (the “NYSE”) or other existing trading markets for the Securities, and as set out in the accompanying Prospectus Supplement. The prices at which Securities may be offered may vary as between purchasers and during the period of distribution of the Securities. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation, as the case may be, will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to Pembina. See “Plan of Distribution”.

Except as set out in a Prospectus Supplement relating to a particular offering of Securities, in connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter of, or dealer involved in, an “at-the-market distribution” under this Prospectus, nor any person or company acting jointly or in concert with such an underwriter or dealer, may enter into any transaction that is intended to stabilize or maintain the market price of the offered Securities or securities of the same class as the Securities distributed under the “at-the-market distribution” pursuant to this Prospectus, including selling an aggregate number or principal amount of Securities that would result in the underwriter or dealer creating an over-allocation position in the Securities. See “Plan of Distribution”.

No underwriter, dealer or agent has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The issued and outstanding Common Shares of the Corporation are listed and posted for trading on the TSX under the symbol “PPL” and on the NYSE under the symbol “PBA”. On August 22, 2019, the last trading day before the date of this Prospectus, the closing price of the Common Shares on the TSX and NYSE was $48.59 and US$36.51, respectively. The issued and outstanding Class A Preferred Shares, Series 1, Class A Preferred Shares, Series 3, Class A Preferred Shares, Series 5, Class A Preferred Shares, Series 7, Class A Preferred Shares, Series 9, Class A Preferred Shares, Series 11, Class A Preferred Shares, Series 13, Class A Preferred Shares, Series 15, Class A Preferred Shares, Series 17, Class A Preferred Shares, Series 19 and Class A Preferred Shares, Series 21 of Pembina are listed and posted for trading on the TSX under the symbols “PPL.PR.A”, “PPL.PR.C”, “PPL.PR.E”, “PPL.PR.G”, “PPL.PR.I”, “PPL.PR.K”, “PPL.PR.M”, “PPL.PR.O”, “PPL.PR.Q”, “PPL.PR.S” and “PPL.PF.A”, respectively. On August 22, 2019, the last trading day before the date of this Prospectus, the closing prices of the Series 1, Series 3, Series 5, Series 7, Series 9, Series 11, Series 13, Series 15, Series 17, Series 19 and Series 21 Class A Preferred Shares on the TSX were $15.05, $14.93, $15.65, $14.53, $18.35, $25.24, $25.37, $14.84, $16.05, $20.45 and $21.98, respectively.

There is no market through which the Preferred Shares, Warrants, Subscription Receipts or Units issuable pursuant to this Prospectus and any applicable Prospectus Supplement may be sold and purchasers may not be able to resell the Preferred Shares, Warrants, Subscription Receipts or Units purchased under this Prospectus or any Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares, Warrants, Subscription Receipts or Units will not be listed on any securities or stock exchange. This may affect the pricing of the Preferred Shares,

ii

Warrants, Subscription Receipts or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the Preferred Shares, Warrants, Subscription Receipts or Units, and the extent of our regulation. See “Risk Factors”.

Investing in the Securities offered by this Prospectus and any applicable Prospectus Supplement involves risks. See “Risk Factors”.

The principal and registered offices of the Corporation are located at #4000, 585—8th Avenue S.W., Calgary, Alberta, T2P 1G1.

Anne-Marie N. Ainsworth and Bruce D. Rubin, directors of the Corporation, each reside outside of Canada and have appointed the Corporation as agent for service of process at #4000, 585—8th Avenue S.W., Calgary, Alberta, T2P 1G1. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

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GLOSSARY

In this Prospectus, the following terms have the meanings set out below.

“ABCA” means the Business Corporations Act (Alberta), as amended, including the regulations promulgated thereunder.

“AIF” means the annual information form of Pembina dated February 21, 2019 for the year ended December 31, 2018.

“Annual MD&A” means the management’s discussion and analysis of financial condition and results of operations of Pembina for the year ended December 31, 2018.

“Board” means the board of directors of Pembina.

“Class A Preferred Shares” means the Class A preferred shares, issuable in series, of Pembina.

“Class B Preferred Shares” means the Class B preferred shares of Pembina.

“Common Shares” means the common shares in the capital of Pembina.

“Corporation” or “Pembina” means Pembina Pipeline Corporation, a corporation organized under the laws of the Province of Alberta, Canada and, unless the context requires otherwise, includes its subsidiaries.

“Credit Facilities” means, collectively, Pembina’s unsecured $2.5 billion revolving credit facility due May 31, 2024, which includes a $750 million accordion feature, its unsecured $1.0 billion non-revolving term loan due March 31, 2021 and its unsecured operating facility of $20 million due May 31, 2020.

“DRIP” means Pembina’s Premium DividendTM and Dividend Reinvestment Plan and all associated agreements, as amended and restated effective January 6, 2016.

“GAAP” means generally accepted accounting principles in effect from time to time in Canada.

“Information Circular” means the management information circular of Pembina dated March 15, 2019 relating to the annual and special meeting of Shareholders held on May 3, 2019 and the special meeting of holders of Class A Preferred Shares held on May 3, 2019, as adjourned to May 31, 2019 and further adjourned to June 25, 2019.

“Interim MD&A” means the management’s discussion and analysis of financial condition and results of operations of Pembina for the three and six months ended June 30, 2019.

“NI 41-101” means National Instrument 41-101 – General Prospectus Requirements.

“NI 44-102” means National Instrument 44-102 – Shelf Distributions.

“NYSE” means the New York Stock Exchange.

“Option Plan” means the stock option plan of Pembina approved by the Shareholders on May 26, 2011, as amended effective November 20, 2016. For further information with respect to the Option Plan, see “Information about the long-term incentive plans – stock option plan” in the Information Circular.

TM	denotes Trademark of Canaccord Genuity Corp.

“Options” means the options granted by Pembina under the Option Plan.

“Preferred Shares” means the Class A Preferred Shares that may be issued from time to time under this Prospectus and one or more Prospectus Supplements.

“Rights Plan” has the meaning ascribed thereto under the heading “Description of the Common Shares, Preferred Shares and Capital Structure of Pembina – Common Shares”.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means, collectively, the Common Shares, the Preferred Shares, the Warrants, the Subscription Receipts and the Units.

“Series 1 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, Series 1 of Pembina, issued on July 26, 2013.

“Series 3 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, Series 3 of Pembina, issued on October 2, 2013.

“Series 5 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, Series 5 of the Corporation, issued on January 16, 2014.

“Series 7 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, Series 7 of the Corporation, issued on September 11, 2014.

“Series 9 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, Series 9 of the Corporation, issued on April 10, 2015.

“Series 11 Class A Preferred Shares” means the cumulative redeemable minimum rate reset Class A Preferred Shares, Series 11 of the Corporation, issued on January 15, 2016.

“Series 13 Class A Preferred Shares” means the cumulative redeemable minimum rate reset Class A Preferred Shares, Series 13 of the Corporation, issued on April 27, 2016.

“Series 15 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, Series 15 of the Corporation, issued on October 2, 2017.

“Series 17 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, Series 17 of the Corporation, issued on October 2, 2017.

“Series 19 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, Series 19 of the Corporation, issued on October 2, 2017.

“Series 21 Class A Preferred Shares” means the cumulative redeemable minimum rate reset Class A Preferred Shares, Series 21 of the Corporation, issued on December 7, 2017.

“Series 12 MTNs” means the 3.62% medium term notes, Series 12 of the Corporation, maturing on April 3, 2029, issued on April 3, 2019.

“Series 13 MTNs” means the 4.54% medium term notes, Series 13 of the Corporation, maturing on April 3, 2049, issued on April 3, 2019.

“Shareholders” means the holders of Common Shares.

“Subscription Receipts” means the subscription receipts of Pembina that may be issued from time to time under this Prospectus and one or more Prospectus Supplements.

“TSX” means the Toronto Stock Exchange.

“Units” means the units comprising any combination of Securities, which may be issued from time to time under this Prospectus and one or more Prospectus Supplements.

“U.S.” or “United States” means the United States of America.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“Warrants” means the warrants to purchase Common Shares, which may be issued from time to time under this Prospectus and one or more Prospectus Supplements.

“WCSB” means the Western Canadian Sedimentary Basin.

Words importing the singular number include the plural, and vice versa, and words importing any gender include all genders.

Unless otherwise specified, Pembina’s financial information in this Prospectus, including the documents incorporated by reference herein, have been prepared in accordance with GAAP in effect from time to time, which are currently International Financial Reporting Standards as issued by the International Accounting Standards Board, and which differ in certain significant respects from United States generally accepted accounting principles. Accordingly, Pembina’s financial statements may not be comparable to the financial statements of U.S. companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus, and in certain documents incorporated by reference into this Prospectus, constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “forward-looking statements”).

In addition to the following cautionary statement, with respect to forward-looking statements contained in the documents incorporated by reference herein, prospective purchasers should refer to “Forward-Looking Statements and Information” in the AIF, “Forward-Looking Statements & Information” in the Annual MD&A and the Interim MD&A, as well as the advisories section of any documents incorporated by reference herein that are filed after the date hereof.

All forward-looking statements are based on Pembina’s current expectations, estimates, projections, beliefs and assumptions based on information available at the time the forward-looking statement was made and in light of Pembina’s experience and its perception of historical trends. Forward-looking statements are typically identified by words such as “anticipate”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “should”, “could”, “would”, “believe”, “plan”, “intend”, “design”, “target”, “undertake”, “view”, “indicate”, “maintain”, “explore”, “entail”, “forecast”, “schedule”, “objective”, “strategy”, “likely”, “potential”, “aim”, “outlook”, “propose”, “goal” and similar expressions suggesting future events or future performance. In particular, this Prospectus contains forward-looking statements pertaining to the potential use of proceeds from the sale of Securities hereunder, the Kinder Acquisition and the increase in Pembina’s monthly Common Share dividend rate contingent on the closing thereof and incorporates by reference forward-looking statements pertaining to the anticipated closing of the Kinder Acquisition and the timing thereof; the anticipated timing of the special meeting of the shareholders of Kinder Morgan Canada Limited; the anticipated financing of the cash consideration for the Cochin US Acquisition; and other forward-looking statements relating to Pembina’s future plans, growth projects, business strategies and expected results from future operations.

Various factors or assumptions are typically applied by Pembina in drawing conclusions or making the forecasts, projections, predictions or estimations set out in forward-looking statements based on information currently available to Pembina at the time such forward-looking statements are made. Pembina believes the expectations reflected in the forward-looking statements are reasonable as at the date hereof or as at the date specified in the documents incorporated by reference herein, as the case may be, but no assurance can be given that these expectations will prove to be correct and the forward-looking statements included in this Prospectus and in the documents incorporated by reference herein should not be unduly relied upon.

By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These factors include, but are not limited to, the risk factors described under “Risk Factors” in this Prospectus and under “Risk Factors” in the AIF, the Annual MD&A and the Interim MD&A, as well as the other risk factors described in any documents incorporated by reference that are filed after the date hereof. These factors should not, however, be construed as exhaustive.

The forward-looking statements in this Prospectus speak as of the date hereof, and the forward-looking statements in the documents incorporated by reference into this Prospectus speak as of the date of the document in which they are contained and, unless required by law, Pembina does not undertake any obligation to publicly update or revise such forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements contained or incorporated by reference herein are expressly qualified by this cautionary statement.

NON-GAAP MEASURES

The documents incorporated by reference in this Prospectus contain references to the terms “net revenue”, “adjusted EBITDA” (adjusted earnings before interest, taxes, depreciation and amortization), “adjusted cash flow from operating activities”, “cash flow from operating activities per common share” and “adjusted cash flow from operating activities per common share”. These terms are not defined by GAAP, but are used by management to evaluate the performance of Pembina and its businesses. These non-GAAP financial measures do not have a standardized meaning prescribed by GAAP and are, therefore, unlikely to be comparable to similar measures presented by other issuers, and should not be construed as alternatives to revenue, earnings, cash flow from operating activities, gross profit or other measures calculated in accordance with GAAP as indicators of Pembina’s performance.

These non-GAAP financial measures have the meanings set out in the Annual MD&A and the Interim MD&A. The specific rationale for, and additional information associated with, each non-GAAP financial measure, including a reconciliation to the most directly comparable measure calculated in accordance with GAAP for the applicable period then ended, are also discussed therein. See “Non-GAAP Measures” in the Annual MD&A and the Interim MD&A.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the provinces of Canada. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary of Pembina at #4000, 585 – 8th Avenue S.W., Calgary, Alberta, T2P 1G1, Telephone (403) 231-7500. These documents are also available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at www.sedar.com, and on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR), which can be accessed at www.sec.gov.

The following documents filed by Pembina, with the securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference in, and form an integral part of, this Prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus:

(a)	the AIF;

(b)	the audited annual consolidated financial statements of Pembina as at and for the years ended December 31, 2018 and December 31, 2017, together with the notes thereto and the auditors’ report thereon;

(c)	the Annual MD&A;

(d)	the Information Circular ;

(e)	the unaudited interim condensed consolidated financial statements of Pembina as at and for the three and six months ended June 30, 2019;

(f)	the Interim MD&A ; and

(g)	the material change report of Pembina dated August 23, 2019 relating to the Kinder Acquisition (the “Kinder Acquisition MCR”).

Any documents of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, including any material change reports (excluding material change reports filed on a confidential basis), interim financial statements, annual financial statements and the auditors’ report thereon, management’s discussion and analysis of financial condition and results of operations, information circulars, annual information forms and business acquisition reports filed by the Corporation with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this Prospectus and prior to the termination of the distribution period of this Prospectus are deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of Form 6-K and Form 8-K, if and to the extent expressly set out therein). We may also incorporate other information filed with or furnished to the SEC under the U.S. Exchange Act, provided that information included in any report on Form 6-K or Form 8-K shall be deemed to be incorporated by reference only if and to the extent expressly set out therein.

Any statement contained in this Prospectus or in a document (or part thereof) incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document (or part thereof) which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set out in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon a new annual information form being filed by the Corporation with the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form and any material change reports filed prior to the commencement of the Corporation’s financial year in which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new annual financial statements, together with the notes thereto and the auditors’ report thereon, and the related management’s discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the currency of this Prospectus, all previous annual financial statements, interim financial statements and the related management’s discussion and analysis shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

Upon interim financial statements and the related management’s discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the currency of this Prospectus, all previous interim financial statements and the related management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. In addition, upon a new annual information form being filed by the Corporation with the applicable securities regulatory authorities during the currency of this Prospectus for which the corresponding annual financial statements include at least nine months of the financial results of an acquired business for which a business acquisition report was filed by Pembina and incorporated by reference into this Prospectus, such business acquisition report shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a new information circular in connection with an annual meeting of Shareholders being filed by the Corporation with the applicable securities regulatory authorities during the currency of this Prospectus, the previous information circular filed in connection with an annual general meeting of Shareholders shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

One or more Prospectus Supplements containing the specific variable terms for an issue of Securities and other information related to those Securities will be delivered to purchasers of such Securities together with this Prospectus to the extent required by applicable securities legislation and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

Prospective investors should rely only on the information contained in or incorporated by reference in this Prospectus or any Prospectus Supplement. The Corporation has not authorized anyone to provide prospective investors with different or additional information. The Corporation is not making an offer of Securities in any jurisdiction where the offer is not permitted by law.

MARKETING MATERIALS

Certain “marketing materials” (as that term is defined in NI 41-101) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” (as that term is defined in NI 41-101) of “marketing materials” pertaining to a distribution of Securities, and filed by the Corporation after the date of the Prospectus Supplement for the distribution and before the termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement solely for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

WHERE TO FIND MORE INFORMATION

The Corporation has filed with the SEC, under the U.S. Securities Act, a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete and, in each instance, readers should refer to the exhibits to the registration statement for a complete description of the matter involved. Each time the Corporation sells Securities under the registration statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

The Corporation is subject to the information reporting requirements of the U.S. Exchange Act and applicable Canadian provincial securities legislation and, in accordance therewith, files and furnishes annual and quarterly financial information and material change reports, business acquisition reports and other material with the securities commission or similar authority in each of the provinces of Canada and with the SEC. Under a multi-jurisdictional disclosure system adopted by Canada and the United States, documents and other information that are filed with the SEC may generally be prepared in accordance with Canadian disclosure requirements, which are different from those of the United States. Prospective investors may read and download any public document that the Corporation has filed with the securities commission or similar authority in each of the provinces of Canada on Pembina’s profile on SEDAR at www.sedar.com. Our reports and other information filed with and furnished to the SEC can be inspected on Pembina’s profile on EDGAR at www.sec.gov and certain information about the Corporation may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

EXCHANGE RATES

In this Prospectus, unless specified otherwise or the context requires, all dollar amounts are expressed in Canadian dollars. Accordingly, all references to “$” or “dollars” are to the lawful currency of Canada and all references to “US$” are to the lawful currency of the United States. In this Prospectus, where applicable, and unless otherwise specified, amounts are converted from Canadian dollars to United States dollars and vice versa by applying the daily average rate of exchange for conversion of one United States dollar to Canadian dollars, as reported by the Bank of Canada on August 22, 2019.

The following table sets forth, for each of the periods indicated, the period end daily average exchange rate, the average exchange rate and the high and low daily average exchange rates (or, in the case of the rates for the year ended December 31, 2016, the noon rate) of one United States dollar in exchange for Canadian dollars, as reported by the Bank of Canada.

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
End of Period	$1.3087	$1.3168	$1.3642	$1.2545	$1.3427
Average	$1.3336	$1.2781	$1.2957	$1.2986	$1.3245
High	$1.3600	$1.3310	$1.3642	$1.3743	$1.4559
Low	$1.3087	$1.2288	$1.2288	$1.2128	$1.2536

On August 22, 2019, the daily average rate of exchange for the conversion of one United States dollar into Canadian dollars, as reported by the Bank of Canada, was US$1.00 equals $1.3293.

ENFORCEABILITY OF CIVIL LIABILITIES

Pembina is a corporation organized under and governed by the laws of the Province of Alberta, Canada, and its principal place of business is in Canada. Some or all of its directors and officers and some or all of the experts named in this Prospectus are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of Pembina’s assets and the assets of such persons are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon those directors, officers and experts who are not residents of the United States or to enforce against them judgments of United States courts predicated upon civil liability under United States federal securities laws or the securities laws of any state within the United States. Pembina has been advised by its Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would likely be enforceable in Canada, if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have, however, also been advised by Blake, Cassels & Graydon LLP that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

Pembina filed with the SEC, concurrently with the registration statement on Form F-10 of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, Pembina appointed CT Corporation System, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving Pembina in a United States court arising out of or related to or concerning the offering of Securities under the registration statement.

PEMBINA PIPELINE CORPORATION

Pembina is a leading transportation and midstream service provider that has been serving North America’s energy industry for 65 years. Pembina owns an integrated system of pipelines that transport various hydrocarbon liquids and natural gas products produced primarily in western Canada. The Corporation also owns natural gas gathering and processing facilities, an oil and natural gas liquids infrastructure and logistics business, export terminals and is currently constructing a petrochemical facility to convert propane into polypropylene. Pembina’s integrated assets and commercial operations along the majority of the hydrocarbon value chain allow it to offer a full spectrum of midstream and marketing services to the energy sector. Pembina is committed to identifying additional opportunities to connect hydrocarbon production to new demand locations through the development of infrastructure that would extend Pembina’s service offering even further along the hydrocarbon value chain. These new developments will contribute to ensuring that hydrocarbons produced in the WCSB and the other basins where Pembina operates can reach the highest value markets throughout the world. For a description of the business and operations of Pembina and its operating divisions, see “Description of Pembina’s Business and Operations” in the AIF and “Segment Results – Pipelines Division – Business Overview”, “Segment Results – Facilities Division – Business Overview “ and “Segment Results – Marketing & New Ventures Division – Business Overview “ in the Annual MD&A and the Interim MD&A.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of the Corporation, on a consolidated basis, since June 30, 2019. On completion of the Kinder Acquisition (as defined herein), if completed on the terms described in the Arrangement Agreement and the Purchase and Sale Agreement (as defined herein), collectively, Pembina will issue approximately 35.7 million Common Shares in connection with the Corporate Acquisition (as defined herein) and expects to incur approximately $2 billion in additional senior unsecured debt in connection with the financing of the Cochin US Acquisition (as defined herein), including by drawing necessary funds from the Credit Facilities and a new $1.0 billion committed term facility which will be provided by a syndicate of lenders on substantially the same terms as Pembina’s existing Credit Facilities. In addition, Pembina will assume Kinder Morgan Canada Limited’s 12,000,000 outstanding series 1 preferred shares (the “KML Series 1 Preferred Shares”) and 10,000,000 outstanding series 3 preferred shares (the “KML Series 3 Preferred Shares”) which are listed on the TSX under the symbols “KML.PR.A” and “KML.PR.C”, respectively.

The KML Series 1 Preferred Shares were issued at a price of $25.00 per share and the holders are entitled to receive dividends at an annual rate of $1.3125 per share, payable quarterly, up to but excluding November 15, 2022, at which time the fixed dividend rate will reset and the holders will have the option to convert to preferred shares which have a floating dividend rate. This reset of the fixed dividend rate, and the ability of the holders to convert to floating rate preferred shares, will also occur every five years thereafter. On each reset date (starting with November 15, 2022), Kinder Morgan Canada Limited has the option to redeem the shares for their original issue price of $25.00.

The KML Series 3 Preferred Shares were issued at a price of $25.00 per share and the holders are entitled to receive dividends at an annual rate of $1.3000 per share, payable quarterly, up to but excluding February 15, 2023, at which time the fixed dividend rate will reset and the holders will have the option to convert to preferred shares which have a floating dividend rate. This reset of the fixed dividend rate, and the ability of the holders to convert to floating rate preferred shares, will also occur every five years thereafter. On each reset date (starting with February  15, 2023), Kinder Morgan Canada Limited has the option to redeem the shares for their original issue price of $25.00.

PRICE RANGE AND TRADING VOLUME

The Common Shares are listed and posted for trading on the TSX under the symbol “PPL” and on the NYSE under the symbol “PBA”. The following table sets forth the monthly price ranges for and trading volumes of the Common Shares on the TSX, as reported by the TSX, and on the NYSE, as reported by the NYSE, for August 1, 2018 to August 22, 2019.

	TSX (PPL)				NYSE (PBA)
Month	High ($)	Low ($)	Close ($)	Volume	High (US$)	Low (US$)	Close (US$)	Volume
2018
August	47.84	44.35	44.51	21,395,136	36.84	33.98	34.12	8,571,405
September	44.92	42.67	43.89	24,803,842	34.68	32.47	34.14	8,268,989
October	45.54	42.24	42.58	35,977,379	35.50	32.13	32.32	12,223,081
November	46.24	42.27	44.80	29,475,015	35.35	32.33	33.67	12,123,833
December	45.42	39.15	40.51	28,744,059	34.38	28.30	29.67	12,573,816
2019
January	47.10	39.74	46.82	31,262,874	35.84	29.13	35.62	13,244,682
February	49.05	46.39	48.16	23,824,298	37.06	35.19	36.64	4,982,216
March	50.45	48.36	49.09	34,249,355	37.93	36.29	36.76	3,448,585
April	50.65	47.89	47.90	23,485,781	37.83	35.76	35.76	2,955,969
May	49.54	46.79	48.22	33,835,415	36.86	34.73	35.67	3,787,146
June	49.82	47.48	48.75	22,292,500	37.80	35.52	37.21	4,408,089
July	50.40	47.23	47.89	19,873,774	38.56	35.83	36.29	9,737,972
August (1-22)	49.93	47.63	48.59	20,483,283	37.49	35.83	36.51	9,418,560

The Series 1 Class A Preferred Shares, Series 3 Class A Preferred Shares, Series 5 Class A Preferred Shares, Series 7 Class A Preferred Shares, Series 9 Class A Preferred Shares, Series 11 Class A Preferred Shares, Series 13 Class A Preferred Shares, Series 15 Class A Preferred Shares, Series 17 Class A Preferred Shares, Series 19 Class A Preferred Shares and Series 21 Class A Preferred Shares are listed and posted for trading on the TSX under the symbols “PPL.PR.A”, “PPL.PR.C”, “PPL.PR.E”, “PPL.PR.G”, “PPL.PR.I”, “PPL.PR.K”, “PPL.PR.M”, “PPL.PR.O”, “PPL.PR.Q”, “PPL.PR.S” and “PPL.PF.A”, respectively. The following tables sets forth the monthly price ranges for and trading volumes of the Series 1, Series 3, Series 5, Series 7, Series 9, Series 11, Series 13, Series 15, Series 17, Series 19 and Series 21 Class A Preferred Shares on the TSX for August 1, 2018 to August 22, 2019, as reported by the TSX.

	Series 1 Class A Preferred Shares (PPL.PR.A)				Series 3 Class A Preferred Shares (PPL.PR.C)				Series 5 Class A Preferred Shares (PPL.PR.E)
Month	High ($)	Low ($)	Close ($)	Volume	High ($)	Low ($)	Close ($)	Volume	High ($)	Low ($)	Close ($)	Volume
2018
August	22.59	21.80	22.44	240,677	23.04	22.32	23.03	147,526	24.94	24.42	24.79	166,444
September	22.65	21.79	21.92	48,345	23.10	22.20	22.33	75,080	24.92	24.27	24.39	104,053
October	22.48	20.27	21.15	420,914	22.93	20.69	21.60	152,960	24.79	22.47	23.46	134,018
November	21.30	18.10	18.60	263,066	22.00	18.50	18.56	123,294	23.61	23.61	20.45	144,883
December	18.93	17.16	18.10	351,724	18.86	16.92	18.25	194,154	21.29	21.29	19.13	220,722
2019
January	19.38	17.54	17.87	115,439	19.38	17.22	17.50	210,269	21.95	19.75	19.75	149,172
February	18.40	17.76	18.10	281,777	18.17	16.86	18.00	162,354	20.71	19.06	19.82	118,916
March	18.32	17.49	17.75	167,098	18.13	17.36	17.67	169,103	20.23	18.24	18.67	112,919
April	18.18	17.58	17.84	114,446	17.86	17.05	17.45	79,932	19.28	18.56	18.56	102,507
May	17.86	16.51	16.61	132,005	17.61	16.24	16.24	67,228	18.82	17.20	17.43	210,370
June	16.90	15.80	16.60	219,483	16.63	15.71	16.42	66,632	18.00	16.82	17.98	153,516
July	17.85	16.65	16.99	128,005	17.29	16.40	16.48	41,600	18.80	17.95	18.20	108,120
August (1-22)	17.10	15.04	15.05	109,757	16.40	14.76	14.93	149,632	18.26	15.23	15.65	121,339

	Series 7 Class A Preferred Shares (PPL.PR.G)				Series 9 Class A Preferred Shares (PPL.PR.I)				Series 11 Class A Preferred Shares (PPL.PR.K)
Month	High ($)	Low ($)	Close ($)	Volume	High ($)	Low ($)	Close ($)	Volume	High ($)	Low ($)	Close ($)	Volume
2018
August	24.58	23.85	24.22	72,134	25.47	25.01	25.36	161,710	26.35	25.87	26.00	27,883
September	24.51	21.96	23.95	37,911	25.38	25.00	25.24	274,771	26.14	25.88	26.00	177,132
October	24.25	21.73	23.54	180,086	25.45	23.85	24.80	179,934	26.09	25.25	25.54	235,175
November	23.13	19.81	20.02	84,084	24.80	22.11	22.90	70,414	25.90	25.08	25.38	227,966
December	20.22	18.26	19.37	161,603	23.04	20.56	22.28	102,169	25.88	25.11	25.42	84,945
2019
January	20.70	18.43	19.05	173,884	23.04	21.27	21.73	88,787	25.88	25.11	25.39	94,110
February	19.59	17.91	18.68	41,728	22.23	20.96	22.23	35,941	25.91	25.29	25.90	144,398
March	19.77	17.42	18.16	138,031	22.07	21.35	21.50	132,565	26.06	25.75	26.00	80,296
April	18.41	17.71	17.72	67,399	21.76	21.19	21.45	120,104	26.25	25.92	25.96	335,273
May	17.83	17.00	17.07	195,226	21.45	20.64	20.73	79,201	26.10	25.19	25.40	54,946
June	17.05	15.85	16.73	151,350	20.96	19.46	20.41	75,647	25.83	25.17	25.65	80,832
July	18.02	16.42	17.41	212,164	21.44	20.37	21.00	107,592	25.99	25.42	25.61	54,100
August (1-22)	17.53	14.45	14.53	65,001	20.95	18.22	18.35	88,824	25.75	25.20	25.24	37,544

	Series 13 Class A Preferred Shares (PPL.PR.M)				Series 15 Class A Preferred Shares (PPL.PR.O)				Series 17 Class A Preferred Shares (PPL.PR.Q)
Month	High ($)	Low ($)	Close ($)	Volume	High ($)	Low ($)	Close ($)	Volume	High ($)	Low ($)	Close ($)	Volume
2018
August	26.33	25.87	26.07	55,325	24.23	23.42	24.23	88,382	24.79	24.43	24.75	128,916
September	26.23	25.91	26.08	68,873	24.19	23.20	23.73	81,794	24.80	24.07	24.40	77,460
October	26.20	25.26	25.40	191,277	23.96	21.82	22.59	160,876	24.70	22.52	23.36	43,781
November	25.90	25.00	25.30	131,065	22.83	19.57	19.62	134,728	23.60	20.79	21.11	121,249
December	25.54	24.85	25.27	167,406	20.05	18.08	19.16	140,341	21.19	18.99	20.75	62,735
2019
January	25.80	25.00	25.40	131,539	20.15	18.11	18.31	83,349	21.80	19.54	19.55	40,947
February	25.74	25.17	25.65	61,561	18.65	17.40	18.63	169,319	20.17	18.72	19.75	88,886
March	26.05	25.65	25.94	116,937	18.95	17.40	17.95	32,276	20.00	18.80	19.14	129,887
April	26.15	25.89	25.92	123,299	18.33	17.65	19.91	96,524	19.38	18.88	19.18	98,499
May	26.00	25.15	25.30	157,739	17.92	17.35	17.35	264,392	19.38	18.50	18.50	96,822
June	25.73	25.20	25.72	202,606	17.45	16.00	16.80	46,490	18.65	17.46	18.45	49,313
July	26.09	25.40	25.75	158,709	18.00	16.78	17.73	69,155	19.05	18.02	18.64	38,286
August (1-22)	25.77	25.37	25.37	101,149	17.72	14.67	14.84	57,435	18.60	15.81	16.05	49,827

	Series 19 Class A Preferred Shares (PPL.PR.S)				Series 21 Class A Preferred Shares (PPL.PF.A)
Month	High ($)	Low ($)	Close ($)	Volume	High ($)	Low ($)	Close ($)	Volume
2018
August	25.62	25.20	25.62	147,519	25.60	25.10	25.50	302,259
September	25.59	25.00	25.28	85,697	25.64	25.03	25.44	196,431
October	25.57	24.26	25.08	186,093	25.56	22.91	23.82	282,109
November	25.29	23.85	24.40	102,387	24.25	22.20	22.70	187,641
December	24.50	22.41	23.38	119,024	23.23	21.46	22.79	324,816
2019
January	24.89	23.02	23.63	106,645	23.51	21.35	21.65	192,924
February	24.10	23.04	24.09	129,186	22.49	21.28	22.49	278,026
March	24.42	23.06	23.88	48,929	22.42	21.32	21.99	507,704
April	24.24	23.24	23.69	73,819	22.78	21.70	22.43	345,132
May	24.46	22.35	22.54	104,161	23.01	21.65	21.65	286,818
June	22.47	21.20	22.20	78,183	22.70	21.20	22.70	307,385
July	23.84	22.00	23.35	326,105	23.19	22.50	22.74	254,480
August (1-22)	23.28	20.24	20.45	100,374	22.82	21.61	21.98	197,973

RECENT DEVELOPMENTS

Amendment of Pembina’s Articles

At the annual and special meeting of Shareholders held on May 3, 2019, the Shareholders approved a special resolution to amend Pembina’s articles to increase the limit on the number of Class A Preferred Shares the Corporation is authorized to issue from 20 percent of the number of Common Shares issued and outstanding at the time of issuance to a maximum of 254,850,850 Class A Preferred Shares (the “Amendment”), such amount being equal to 50 percent of the number of Common Shares issued and outstanding as of the record date for the meeting. At a special meeting of the holders of Class A Preferred Shares held on June 25, 2019, the holders of Class A Preferred Shares approved a special resolution to effect the Amendment. Articles of amendment reflecting the Amendment were filed on June 25, 2019. For further information with respect to the Amendment, see “Business of the meetings – Approve an increase in the number of Class A preferred shares we can issue” in the Information Circular.

Kinder Acquisition

On August 21, 2019, Pembina announced that it had entered into agreements pursuant to which it has agreed, subject to certain conditions, to acquire Kinder Morgan Canada Limited (the “Corporate Acquisition”) and the U.S. portion of the Cochin Pipeline system (“Cochin US”) from Kinder Morgan, Inc (the “Cochin US Acquisition” and, collectively with the Corporate Acquisition, the “Kinder Acquisition”). Under the terms of the arrangement agreement governing the Corporate Acquisition (the “Arrangement Agreement”), Pembina will acquire all of the issued and outstanding restricted voting shares and special voting shares of Kinder Morgan Canada Limited and all of the class B units of Kinder Morgan Canada Limited Partnership by way of a plan of arrangement under the Business Corporations Act (Alberta). Pembina is offering to acquire each of the outstanding restricted voting shares and each class B unit in exchange for 0.3068 of a Common Share (or approximately 35.7 million Common Shares on an aggregate basis). Under the terms of the purchase and sale agreement governing the Cochin US Acquisition (the “Purchase and Sale Agreement”), Pembina, through its wholly-owned subsidiary Pembina U.S. Corporation, will acquire all of the outstanding membership interests in Kinder Morgan Cochin LLC, the entity holding Cochin US, from Kinder Morgan LP, for US$1.546 billion in cash, representing approximately $2.05 billion based on the prevailing Canadian / U.S. dollar exchange rate at the time of the announcement. Pursuant to the Corporate Acquisition, Pembina will also acquire Kinder Morgan Canada Limited’s obligations under the KML Series 1 Preferred Shares (as defined herein) and the KML Series 3 Preferred Shares (as defined herein). The Kinder Acquisition is cross-conditional on the closing of both the Corporate Acquisition and the Cochin US Acquisition. For more information, see the Kinder Acquisition MCR, which is incorporated by reference herein.

Dividend Increase

Subject to closing of the Kinder Acquisition, Pembina’s board of directors has also approved a $0.01 per Common Share, or approximately five percent, increase to its monthly Common Share dividend rate. The dividend increase will not be effective until following the closing of the Kinder Acquisition and is subject to compliance with applicable laws.

Common Share dividends are payable if, as, and when declared by Pembina’s board of directors. The amount and frequency of dividends declared and payable is at the discretion of the board of directors, which considers earnings, cash flow, capital requirements, the financial condition of Pembina and other relevant factors when making its dividend determination.

USE OF PROCEEDS

Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities. Unless otherwise specified in the Prospectus Supplement relating to a particular offering of Securities, the Corporation intends to use the net proceeds from the sale of Securities to complete direct or indirect asset and corporate acquisitions, to directly or indirectly finance future growth opportunities, to repay indebtedness, to finance the Corporation’s ongoing capital program, to fund working capital requirements and for other general corporate purposes. For further details with respect to Pembina’s capital expenditures, see the AIF, the Annual MD&A and the Interim MD&A. The amount of the net proceeds from the sale of Securities will be set out in the applicable Prospectus Supplement. The Corporation may invest funds which it does not immediately use. Such investments may include short-term marketable investment grade securities. The Corporation may, from time to time, issue securities (including both debt and equity securities) other than pursuant to this Prospectus.

DESCRIPTION OF THE COMMON SHARES, PREFERRED SHARES AND CAPITAL STRUCTURE OF PEMBINA

The authorized capital of Pembina consists of an unlimited number of Common Shares, up to 254,850,850 Class A Preferred Shares, issuable in series, and an unlimited number of Class B Preferred Shares, which are deemed to be redeemed if a holder ceases to be a wholly-owned subsidiary of the Corporation. As of August 22, 2019, there were 511,624,100 Common Shares outstanding and 18,129,652 Common Shares issuable pursuant to the exercise of outstanding Options under the Option Plan. In addition, there were 10,000,000 Series 1 Class A Preferred Shares, 6,000,000 Series 3 Class A Preferred Shares, 10,000,000 Series 5 Class A Preferred Shares, 10,000,000 Series 7 Class A Preferred Shares, 9,000,000 Series 9 Class A Preferred Shares, 6,800,000 Series 11 Class A Preferred Shares, 10,000,000 Series 13 Class A Preferred Shares, 8,000,000 Series 15 Class A Preferred Shares, 6,000,000 Series 17 Class A Preferred Shares, 8,000,000 Series 19 Class A Preferred Shares and 16,000,000 Series 21 Class A Preferred Shares outstanding as of August 22, 2019. No Class B Preferred Shares were outstanding as of August 22, 2019.

The following is a summary of the rights, privileges, restrictions and conditions attaching to the Common Shares, the Class A Preferred Shares, and the Class B Preferred Shares.

Common Shares

Description of the Common Shares

Holders of Common Shares are entitled to receive notice of and to attend all meetings of shareholders of Pembina and to one vote at such meetings for each Common Share held. The holders of the Common Shares are, at the discretion of the Board and subject to applicable legal restrictions, entitled to receive any dividends declared by the Board on the Common Shares, and are entitled to share in the remaining property of Pembina upon liquidation, dissolution or winding-up, subject to the rights of the Class B Preferred Shares, described below.

Pembina has a shareholder rights plan (the “Rights Plan”) that was adopted to ensure, to the extent possible, that all Shareholders are treated fairly in connection with any take-over bid for Pembina and to ensure the Board is provided with sufficient time to evaluate unsolicited take-over bids and to explore and develop alternatives to maximize shareholder value. The Rights Plan creates a right that attaches to each present and subsequently issued Common Share. Until the Separation Time (as defined in the Rights Plan), which typically occurs at the time of an unsolicited take-over bid, whereby a person acquires or attempts to acquire 20 percent or more of the Common Shares, the rights are not separable from the Common Shares, are not exercisable and no separate rights certificates are issued. Each right entitles the holder, other than the 20 percent acquirer, from and after the Separation Time and before certain expiration times, to acquire one Common Share at a substantial discount to the market price at the time of exercise. The Board may waive the application of the Rights Plan in certain circumstances. The Rights Plan was reconfirmed by Shareholders at Pembina’s 2019 annual and special meeting of Shareholders and must be reconfirmed at every third annual meeting thereafter. A copy of the agreement relating to the Rights Plan was filed on Pembina’s SEDAR and EDGAR profiles on May 13, 2016.

Premium Dividend™ and Dividend Reinvestment Plan

Pembina suspended its DRIP, including the premium cash payment component (the “Premium Dividend™”), effective April 25, 2017. If Pembina elects to reinstate the DRIP in the future, Shareholders that were enrolled in the DRIP at suspension and remained enrolled at reinstatement will automatically resume participation in the DRIP. The DRIP and all associated agreements were previously amended and restated by Pembina on January 6, 2016. Pursuant to the amended and restated DRIP, eligible Shareholders have the opportunity to receive, by reinvesting the cash dividends declared payable by Pembina on their Common Shares, either (a) additional Common Shares at a discount of up to three percent to the Average Market Price (as defined in the DRIP), pursuant to the “Dividend Reinvestment Component” of the DRIP, or (b) a Premium Dividend™ equal to 101 percent of the amount of reinvested dividends, pursuant to the “Premium Dividend™ Component” of the DRIP. Until otherwise announced by the Corporation, the Board has set the current discount rate at three percent to the Average Market Price. Additional information about the terms and conditions of the DRIP, including eligibility restrictions and withholding taxes, can be found on Pembina’s website at www.pembina.com. Pembina will determine, for each dividend payment date during a period for which the DRIP is not suspended, the amount of new equity or premium cash payments, if any, that will be made available under the DRIP on that date.

Class A Preferred Shares

The Class A Preferred Shares are the Preferred Shares that Pembina may offer and issue from time to time under this Prospectus and one or more Prospectus Supplements. For a description of the Class B Preferred Shares, which are a separate class of securities from the Class A Preferred Shares described below, please refer to “Description of the Common Shares, Preferred Shares and Capital Structure of Pembina – Class B Preferred Shares”.

Subject to certain limitations, the Board may, from time to time, issue Class A Preferred Shares in one or more series and determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The Class A Preferred Shares as a class have, among others, the provisions described below. The Class A Preferred Shares were not intended to and will not be used by the Corporation for anti-takeover purposes without Shareholder approval.

Each series of Class A Preferred Shares shall rank on parity with every other series of Class A Preferred Shares, and shall have priority over the Common Shares, the Class B Preferred Shares and any other class of shares ranking junior to the Class A Preferred Shares with respect to redemption, the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding-up of Pembina. The Class A Preferred Shares of any series may also be given such preferences, not inconsistent with the provisions thereof, over the Common Shares, the Class B Preferred Shares and over any other class of shares ranking junior to the Class A Preferred Shares, as may be determined by the Board.

The holders of each series of Class A Preferred Shares shall be entitled to receive dividends as and when declared by the Board in respect of such series of Class A Preferred Shares. If any cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding-up of Pembina in respect of a series of Class A Preferred Shares are not paid in full, the Class A Preferred Shares of all series shall participate rateably in: (a) the amounts that would be payable on such shares if all such dividends were declared at or prior to such time and paid in full; and (b) the amounts that would be payable in respect of the return of capital as if all such amounts were paid in full; provided that if there are insufficient assets to satisfy all such claims, the claims of the holders of the Class A Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining shall be applied towards the payment and satisfaction of claims in respect of dividends. After payment to the holders of any series of Class A Preferred Shares of the amount so payable, the holders of such series of Class A Preferred Shares shall not be entitled to share in any further distribution of the property or assets of Pembina in the event of the liquidation, dissolution or winding-up of Pembina.

No series of Class A Preferred Shares shall be convertible into any other class of shares of the Corporation, but may be convertible into another series of Class A Preferred Shares.

Each series of Class A Preferred Shares shall be redeemable by the Corporation on such terms as determined by the Board.

Holders of any series of Class A Preferred Shares shall not be entitled (except as otherwise provided by law and except for meetings of the holders of Class A Preferred Shares or a series thereof) to receive notice of, to attend or to vote at any meeting of the shareholders of Pembina, unless the Board shall determine otherwise in the terms of a particular series of Class A Preferred Shares, in which case voting rights shall only be provided in circumstances where Pembina shall have failed to pay a certain number of dividends on such series of Class A Preferred Shares, which determination and number of dividends and any other terms in respect of such voting rights, shall be determined by the Board and set out in the designations, rights, privileges, restrictions and conditions of such series of Class A Preferred Shares. Other than as set out in the foregoing sentence, the material characteristics of each series of Class A Preferred Shares are substantially the same.

The specific terms of any offerings of Preferred Shares, including the designation of the particular series, the number of Preferred Shares offered, the offering price, any voting rights, the dividend rate, the dividend payment dates, and terms for redemption at the option of Pembina or the holder, any exchange or conversion terms and any other specific terms, will be described in one or more Prospectus Supplements.

See “Risk Factors – Risks Relating to the Securities”.

Class B Preferred Shares

Holders of Class B Preferred Shares shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of Pembina, except as required by law. The Class B Preferred Shares are retractable and redeemable at the option of the holder thereof and the Corporation, respectively. The price or consideration payable at which each Class B Preferred Share shall be retracted or redeemed (the “Redemption Amount”) shall be the fair market value of the consideration received therefor, as determined by the Board at the time of issuance of the Class B Preferred Shares, as adjusted from time to time pursuant to the terms of the Class B Preferred Shares.

The Class B Preferred Shares were not intended to and will not be used by the Corporation for anti-takeover purposes without Shareholder approval. If at any time a holder of Class B Preferred Shares ceases to be, or is not, a direct or indirect wholly-owned subsidiary of Pembina, Pembina, with or without knowledge of such event, shall be deemed, without further action or notice, to have automatically redeemed all of the Class B Preferred Shares held by such holder in exchange for the Redemption Amount.

All of the issued Class B Preferred Shares of Pembina were cancelled pursuant to the amalgamation between Pembina and its wholly-owned subsidiary, Alberta Oil Sands Pipeline Ltd., on October 1, 2015, and, as of the date hereof, no Class B Preferred Shares are issued and outstanding.

The holders of Class B Preferred Shares shall be entitled to receive, if and when declared by the Board, preferential non-cumulative dividends based on the Redemption Amount applicable to such shares at the rate to be set by the Board.

Upon the liquidation, dissolution or winding-up of Pembina, the holders of Class B Preferred Shares shall be entitled to receive for each such share, in priority to the holders of Common Shares, the Redemption Amount per share together with all declared but unpaid dividends thereon.

DESCRIPTION OF THE WARRANTS

Each series of Warrants will be issued under a separate Warrant agreement or indenture to be entered into between the Corporation and one or more financial institutions or trust companies acting as Warrant agent. A copy of the Warrant agreement or indenture will be filed by the Corporation with the securities commission or similar authority in each of the provinces of Canada and the SEC after it has been entered into by the Corporation and will be available on Pembina’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. The applicable Prospectus Supplement will include details of the Warrant agreement or indenture covering the Warrants being offered. The Warrant agent will act solely as the agent of the Corporation and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants.

The Corporation will not offer Warrants for sale separately to any member of the public in Canada, unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the applicable Prospectus Supplement containing the specified terms of the Warrants to be offered separately is first approved for filing by the securities commissions or similar authorities in each of the provinces of Canada where the Warrants will be offered for sale.

Holders of Warrants are not Shareholders. The following sets forth certain general terms of the Warrants qualified by this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement. This description will include, where applicable:

(a)	the designation and aggregate number of Warrants offered;

(b)	the price at which the Warrants will be offered;

(c)	the currency or currencies in which the Warrants will be offered;

(d)	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

(e)

the number of Common Shares or other securities that may be purchased upon exercise of each Warrant and the price at which, and currency or currencies in which, that amount of Common Shares or other securities may be purchased upon exercise of each Warrant;

(f)	the designation and terms of any other Securities with which the Warrants will be offered, if any, and the number of Warrants that will be offered with each Security;

(g)	the date or dates, if any, on or after which the Warrants and the related Securities may be transferable separately;

(h)	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

(i)	the material income tax consequences of owning, holding and disposing of the Warrants; and

(j)	any other material terms or conditions of the Warrants.

The Corporation reserves the right to set out in a Prospectus Supplement specific terms of the Warrants that are not within the parameters set out in this Prospectus. In addition, to the extent that any particular terms of the Warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set out in this Prospectus shall be deemed to have been superseded by the description of such differing terms set out in such Prospectus Supplement with respect to such Warrants.

See “Risk Factors – Risks Relating to the Securities”.

DESCRIPTION OF THE SUBSCRIPTION RECEIPTS

Subscription Receipts may be offered separately or in combination with one or more other Securities. The Subscription Receipts will be issued under a Subscription Receipt agreement to be entered into between the Corporation and one or more financial institutions or trust companies acting as escrow agent. A copy of the Subscription Receipt agreement will be filed by the Corporation with the securities commission or similar authority in each of the provinces of Canada and the SEC after it has been entered into by the Corporation and will be available on Pembina’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. The applicable Prospectus Supplement will include details of the Subscription Receipt agreement covering the Subscription Receipts being offered.

A Subscription Receipt will entitle the holder thereof to receive a Common Share and/or other securities of Pembina, for no additional consideration, upon the completion of a particular transaction or event, typically an acquisition of the assets or securities of another entity by Pembina or one or more of its subsidiaries. The subscription proceeds from an offering of Subscription Receipts will be held in escrow by an escrow agent pending the completion of the transaction or the termination time (the time at which the escrow terminates regardless of whether the transaction or event has occurred). Holders of Subscription Receipts will receive Common Shares and/or other securities of Pembina upon the completion of the particular transaction or event or, if the transaction or event does not occur by the termination time, a return of the subscription funds for their Subscription Receipts together with any interest or other income earned thereon, as determined by the terms of the applicable Subscription Receipt agreement.

Holders of Subscription Receipts are not Shareholders. The following sets forth certain general terms of the Subscription Receipts qualified by this Prospectus. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set out in the applicable Prospectus Supplement. This description will include, where applicable:

(a)	the number of Subscription Receipts offered;

(b)	the price at which the Subscription Receipts will be offered;

(c)	the currency or currencies in which the Subscription Receipts will be offered;

(d)	the terms, conditions and procedures pursuant to which the holders of Subscription Receipts will become entitled to receive Common Shares or other securities of Pembina;

(e)	the number of Common Shares or other securities that may be obtained upon conversion of each Subscription Receipt;

(f)	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

(g)	the terms applicable to the holding and release of the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

(h)	the material income tax consequences of owning, holding and disposing of the Subscription Receipts; and

(i)	any other material terms or conditions of the Subscription Receipts.

The Corporation reserves the right to set out in a Prospectus Supplement specific terms of the Subscription Receipts that are not within the parameters set out in this Prospectus. In addition, to the extent that any particular terms of the Subscription Receipts described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set out in this Prospectus shall be deemed to have been superseded by the description of such differing terms set out in such Prospectus Supplement with respect to such Subscription Receipts.

See “Risk Factors – Risks Relating to the Securities”.

DESCRIPTION OF THE UNITS

Pembina may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit and, accordingly, the holder of a Unit will have the rights and obligations of a holder of each included Security. The Unit agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The following sets forth certain general terms of the Units qualified by this Prospectus. The specific terms of the Units, and the extent to which the general terms described in this section apply to those Units, will be set out in the applicable Prospectus Supplement. This description will include, where applicable:

(a)	the number of Units offered;

(b)	the price at which the Units will be offered;

(c)	the currency or currencies in which the Units will be offered;

(d)	the terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be transferred separately;

(e)	any provisions for the issuance, payment, settlement, transfer, adjustment or exchange of the Units or of the Securities comprising the Units; and

(f)	any other material terms or conditions of the Units.

The Corporation reserves the right to set out in a Prospectus Supplement specific terms of the Units that are not within the parameters set out in this Prospectus. In addition, to the extent that any particular terms of the Units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set out in this Prospectus shall be deemed to have been superseded by the description of such differing terms set out in such Prospectus Supplement with respect to such Units.

See “Risk Factors – Risks Relating to the Securities”.

EARNINGS COVERAGE RATIOS

The following consolidated earnings coverage ratios of the Corporation have been prepared and included in this Prospectus in accordance with disclosure requirements under Canadian securities legislation and have been calculated for the twelve month period ended December 31, 2018, based on audited financial information, and for the twelve month period ended June 30, 2019, based on unaudited financial information. The earnings coverage ratios set out below do not purport to be indicative of earnings coverage ratios for any future periods and do not give effect to the issuance of Securities that may be issued pursuant to this Prospectus and any Prospectus Supplement, since the aggregate principal amounts and the terms of such Securities are not presently known. The Corporation’s earnings coverage ratio for the twelve month period ended December 31, 2018 has been adjusted to give effect to the issuance by the Corporation of $400 million aggregate principal amount of Series 12 MTNs and $400 million aggregate principal amount of Series 13 MTNs on April 3, 2019 and the use of proceeds therefrom, as if such Series 12 MTNs and Series 13 MTNs were issued and the proceeds used as at January 1, 2018.

	Twelve Months Ended December 31, 2018	Twelve Months Ended June 30, 2019
Earnings coverage ratio(1)	4.2x	4.7x

Note:

(1)

Earnings coverage is equal to profit attributable to the Shareholders before borrowing costs and income taxes divided by borrowing costs (including capitalized costs) and dividend obligations on Class A Preferred Shares.

Pembina’s dividend requirements on all of its Class A Preferred Shares, adjusted to a before-tax equivalent, amounted to $166 million for the twelve month period ended December 31, 2018, using an effective income tax rate of 27%, and $141 million for the twelve month period ended June 30, 2019, using an effective income tax rate of 10%. The Corporation’s adjusted interest expense requirements amounted to approximately $319 million for the twelve month period ended December 31, 2018 and the Corporation’s interest expense requirements amounted to approximately $314 million for the twelve month period ended June 30, 2019. The amounts for the twelve month period ended December 31, 2018 have been adjusted to reflect the issuance by the Corporation of the Series 12 MTNs and Series 13 MTNs on April 3, 2019, including the use of proceeds therefrom, as if such Series 12 MTNs and Series 13 MTNs were issued and the proceeds used as at January 1, 2018. Pembina’s profit or loss attributable to the Shareholders before interest expense and income tax for the twelve month period ended December 31, 2018 was $2,015 million and for the twelve month period ended June 30, 2019 was $2,145 million, which are 4.2 times and 4.7 times Pembina’s aggregate dividend and interest expense requirements (adjusted as described above for the twelve month period ended December 31, 2018) for such periods, respectively.

PLAN OF DISTRIBUTION

The Corporation may offer and sell the Securities (a) to underwriters or dealers purchasing as principals, (b) directly to one or more purchasers, or (c) through agents, where permitted by law, for cash or other consideration. The Securities may be offered and sold from time to time in one or more transactions at fixed prices or non-fixed prices, with such prices determined by reference to the prevailing price of the Securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, including sales in transactions that are deemed to be “at-the-market distributions” (as defined in NI 44-102), including sales made directly on the TSX, the NYSE or other existing trading markets for the Securities. The prices at which Securities may be offered may vary as between purchasers and during the period of distribution of the Securities.

The Prospectus Supplement for any of the Securities being offered will set out the terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the number of Securities offered, the offering price of the Securities (in the event the offering is a fixed price distribution), the currency or currencies in which the Securities will be offered, the manner in which the offering price will be determined (in the event the offering is a non-fixed price distribution), the proceeds to the Corporation from that sale, if determinable, any underwriting fees or discounts and other items constituting underwriters’ compensation, any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers or agents. Only underwriters named in the applicable Prospectus Supplement are deemed to be underwriters in connection with the Securities offered by that Prospectus Supplement. If underwriters purchase Securities as principal, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The Securities may also be sold directly by the Corporation at prices and upon terms agreed to by the purchaser and the Corporation or through agents designated by the Corporation from time to time. Any agent involved in the offering and sale of the Securities pursuant to this Prospectus will be named, and any commissions payable by the Corporation to that agent will be set out, in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

The Corporation may agree to pay the underwriters a commission for various services relating to the issue and sale of any Securities offered by this Prospectus. Any such commission will be paid out of the Corporation’s general funds or the proceeds of the sale of the Securities. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification against certain liabilities, including liabilities under the U.S. Securities Act and Canadian provincial securities legislation, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Any offering of Securities, other than Common Shares, will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, such Securities will not be listed on any securities exchange. Certain dealers may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in such Securities or as to the liquidity of the trading market, if any, for such Securities.

Except as set out in a Prospectus Supplement relating to a particular offering of Securities, in connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter of, or dealer involved in, an “at-the-market distribution” under this Prospectus, nor any person or company acting jointly or in concert with such an underwriter or dealer, may enter into any transaction that is intended to stabilize or maintain the market price of the offered Securities or securities of the same class as the Securities distributed under the “at-the-market distribution” pursuant to this Prospectus, including selling an aggregate number or principal amount of Securities that would result in the underwriter or dealer creating an over-allocation position in the Securities.

CERTAIN CANADIAN AND U.S. FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to an investor who is a resident of Canada or who is a non-resident of Canada of acquiring, owning or disposing of any Securities offered thereunder, including, to the extent applicable, whether the payments of any dividends, interest or other distributions on the Securities will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement may also describe certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is subject to United States federal taxation.

RISK FACTORS

An investment in the Securities will be subject to various risks including those discussed below and those risks inherent in the industries in which Pembina operates. Before deciding whether to invest in any Securities, prospective purchasers should consider carefully the risks discussed below, the risks incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and those described in the Prospectus Supplement relating to a specific offering of Securities.

Discussions of certain risk factors affecting Pembina in connection with its business are provided in Pembina’s disclosure documents filed with the various securities commissions or similar authorities, which are incorporated by reference in this Prospectus. In particular, see “Risk Factors” in the AIF, the Annual MD&A and the Interim MD&A.

Risks Relating to the Securities

There is no market through which the Securities (other than the Common Shares) may be sold.

There is currently no market through which any of the Securities, other than the Common Shares, may be sold and the purchasers of such Securities may not be able to resell such securities purchased under this Prospectus and any Prospectus Supplement. There can be no assurance that a secondary market will develop for any of the Preferred Shares, Warrants, Subscription Receipts or Units that may be issued under this Prospectus and the relevant Prospectus Supplement(s) or that any secondary market which does develop will continue. This may affect the pricing of such Securities in the secondary market, if any, the transparency and availability of trading prices, the liquidity of the securities and the extent of regulation of such Securities.

The public offering prices of the Securities may be determined by negotiation between Pembina and underwriters based on several factors and may bear no relationship to the prices at which Securities will trade in the public market subsequent to such offering. See “Plan of Distribution”.

The Common Shares or other listed Securities may be subject to price and volume fluctuations, and the market price for the Common Shares or other listed Securities, as applicable, following an offering may drop below the offering price.

In recent years, securities markets have experienced considerable price and volume volatility, which may have been unrelated to the operating performance of Pembina and not necessarily determined solely by reference to the underlying value of Pembina’s assets. The market price of publicly traded securities is affected by many variables, including the strength of the economy generally, commodity prices, the availability and attractiveness of alternative investments and the breadth of the public market for the securities. The effect of these and other factors on the market price of securities on the stock exchanges on which Pembina securities trade suggests that the trading price of the Common Shares and other listed Securities may be volatile. The market price for such Securities may be affected by numerous factors beyond the control of Pembina. These fluctuations may affect the price of the Common Shares or other listed Securities following an offering, and the market price of the Common Shares or other listed Securities, as applicable, may drop below the offering price. As a result of this volatility, securityholders may not be able to sell their Common Shares and other listed Securities at or above the offering price. Pembina cannot predict at what price the Common Shares or other listed Securities issued by Pembina will trade in the future.

The decision to pay dividends and the amount of such dividends is subject to the discretion of the Board based on numerous factors and may vary from time to time.

Cash dividends to holders of Common Shares or Preferred Shares are not guaranteed. Although Pembina currently intends to pay monthly cash dividends to its Shareholders, these cash dividends may be reduced or suspended. The amount of cash available to Pembina to pay dividends, if any, can vary significantly from period to period for a number of reasons, including, among other things: Pembina’s operational and financial performance; fluctuations in operating costs; the amount of cash required or retained for debt service or repayment; amounts required to fund capital expenditures and working capital requirements; access to equity markets; foreign exchange rates and interest rates; and the risk factors set herein and documents incorporated by reference herein.

The decision whether or not to pay dividends and the amount of any such dividends are subject to the discretion of the Board, which regularly evaluates Pembina’s proposed dividend payments and the solvency test requirements of the ABCA. In addition, the level of dividends per Common Share will be affected by the number of outstanding Common Shares and other securities that may be entitled to receive cash dividends or other payments, such as Preferred Shares and debt securities which may be entitled to payment in priority to dividends on Common Shares. Dividends may be increased, reduced or suspended depending on Pembina’s operational success and the performance of its assets. The market value of the Securities may deteriorate if Pembina is unable to meet dividend expectations in the future, and that deterioration may be material.

Pembina may issue additional Securities in the future which may dilute the holdings of existing securityholders, including holders of Securities purchased hereunder, or which may have priority over existing securityholders.

Pembina may issue additional Securities, which may dilute existing securityholders, including purchasers of the Securities hereunder. Pembina may also issue debt securities that have priority over holders of other Securities with respect to payment in the event of an insolvency or winding-up of Pembina. Securityholders will have no pre-emptive rights in connection with any such further issuances. The Board has the discretion to determine the designation, rights, privileges, restrictions and conditions attached to any series of Preferred Shares, the price and terms of any debt securities and the price and terms for any issuances of Common Shares, Preferred Shares, Warrants, Subscription Receipts and Units.

Credit ratings may not reflect all risks of an investment in the Preferred Shares and may change.

Credit ratings may not reflect all risks associated with an investment in Preferred Shares. Any credit ratings applied to Preferred Shares are an assessment of Pembina’s ability to pay its obligations. Consequently, real or anticipated changes in the credit ratings will generally affect the market value of Preferred Shares. The credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed herein on the value of Preferred Shares. There is no assurance that any credit rating assigned to the Preferred Shares will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

Increases in interest rates may cause the market price or value of the Preferred Shares to decline.

Prevailing interest rates will affect the market price or value of the Preferred Shares. The market price or value of the Preferred Shares may decline as prevailing interest rates for comparable instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

Risks Relating to the Kinder Acquisition

Possible Failure to Realize Anticipated Benefits of the Kinder Acquisition

The Kinder Acquisition is subject to normal commercial risks that such transaction may not be completed on the terms negotiated or at all. Pembina is proposing to complete the Kinder Acquisition to strengthen the position of Pembina in the pipeline industry and to create the opportunity to realize certain benefits including, among other things, potential cost savings. Achieving the benefits of the Kinder Acquisition depends in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as the ability of Pembina, after giving effect to the Kinder Acquisition, to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations of Kinder Morgan Canada Limited and the Cochin Pipeline system with those of Pembina.

The integration of the Kinder Morgan Canada Limited and the Cochin Pipeline assets into Pembina’s operations requires the dedication of substantial management effort, time and resources, which may divert management’s focus and resources from other strategic opportunities and from operational matters during this process. The integration process may result in the loss of key employees and the disruption of ongoing business, customer and employee relationships that may adversely affect Pembina’s ability to achieve the anticipated benefits of the Kinder Acquisition.

Satisfaction of Conditions Precedent

The completion of the Kinder Acquisition is subject to a number of condition precedents, certain of which are outside the control of Kinder Morgan Canada Limited, Kinder Morgan, Inc. and Pembina, including obtaining the requisite approvals from shareholders of Kinder Morgan Canada Limited and receipt of certain required regulatory approvals, including approval under the Competition Act (Canada) and the Canada Transportation Act. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions to the regulatory approvals necessary to complete the Kinder Acquisition could delay the effective date and may adversely affect the business, financial condition or results of Pembina or the combined company. There is no certainty, nor can Pembina provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied.

Entry into New Business Activities

Completion of the Kinder Acquisition will result in a combination of the current business activities currently carried on by each of Kinder Morgan Canada Limited, Kinder Morgan Cochin LLC and Pembina as separate entities. The combination of these activities into the combined company may expose Pembina to different business risks than those to which it was exposed prior to the Kinder Acquisition. As a result of the changing risk profile of the companies, the combined company may be subject to review of its credit ratings, which may result in a downgrade or negative outlook being assigned to the combined company.

After the completion of the Kinder Acquisition, Pembina will face the same risks currently facing each of Kinder Morgan Canada Limited, Kinder Morgan Cochin LLC and Pembina, in addition to other risks.

AUDITORS, REGISTRAR AND TRANSFER AGENT

The auditors of the Corporation are KPMG LLP, Chartered Professional Accountants, Calgary, Alberta, Canada.

The registrar and transfer agent for the Common Shares, Series 1 Class A Preferred Shares, Series 3 Class A Preferred Shares, Series 5 Class A Preferred Shares, Series 7 Class A Preferred Shares, Series 9 Class A Preferred Shares, Series 11 Class A Preferred Shares, Series 13 Class A Preferred Shares, Series 15 Class A Preferred Shares, Series 17 Class A Preferred Shares, Series 19 Class A Preferred Shares and Series 21 Class A Preferred Shares is Computershare Trust Company of Canada, at its principal offices in Calgary, Alberta and Toronto, Ontario. The co-transfer agent and registrar for the Common Shares in the United States is Computershare Investor Services U.S., at its principal offices in Golden, Colorado.

LEGAL MATTERS

Certain legal matters relating to the offer and sale of the Securities will be passed upon on behalf of the Corporation by Blake, Cassels & Graydon LLP, with respect to matters of Canadian law, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, with respect to matters of U.S. law.

INTERESTS OF EXPERTS

As at the date of this Prospectus, the partners and associates of Blake, Cassels & Graydon LLP, as a group, beneficially own, directly or indirectly, less than one percent of any class of securities of the Corporation.

KPMG LLP has confirmed that they are independent with respect to the Corporation within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to the Corporation under all relevant U.S. professional and regulatory standards.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (a) the documents referred to under “Documents Incorporated by Reference” in this Prospectus; (b) the consent of KPMG LLP, the auditors of the Corporation; (c) the consent of Blake, Cassels & Graydon LLP, the Corporation’s Canadian counsel; and (d) powers of attorney from directors and officers of the Corporation.

PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Business Corporations Act (Alberta) (the “ABCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Registrant or body corporate, if (i) the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful. The Registrant may with the approval of the Court of Queen’s Bench of Alberta indemnify the aforementioned persons in respect of an action by or on behalf of the Registrant or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the Registrant or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in (i) and (ii) above. Pursuant to the ABCA, a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, is entitled to indemnity from the Registrant in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made party by reason of being or having been a director or officer of the Registrant or body corporate, if the person seeking indemnity was substantially successful on the merits in the person’s defence of the action or proceeding, fulfilled the conditions set out in (i) and (ii) above, and is fairly and reasonably entitled to indemnity.

The by-laws of the Registrant provide that, subject to the provisions of the ABCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if (i) he acted honestly and in good faith with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of the Registrant also provide that the Registrant may also indemnify such persons in such other circumstances as the ABCA or law permits.

The Registrant has indemnity agreements with, and has directors’ and officers’ liability insurance for the benefit of, each of its directors and officers. The terms and conditions of such agreements are consistent with the provisions of the ABCA and the Registrant’s by-laws and the terms and conditions of such insurance are standard for the Registrant’s industry.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

Pembina Pipeline Corporation undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

Concurrently with the filing of this Registration Statement, Pembina Pipeline Corporation has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of Pembina Pipeline Corporation shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

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EXHIBIT INDEX

Exhibit	Description

4.1	Annual Information Form of Pembina Pipeline Corporation for the year ended December 31, 2018 (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 40-F of Pembina Pipeline Corporation, filed on February 22, 2019) (File No. 001-35563).

4.2	Audited consolidated statement of financial position of Pembina Pipeline Corporation as at December 31, 2018 and December 31, 2017 and the consolidated statements of earnings and comprehensive income, changes in equity and cash flows of Pembina Pipeline Corporation for the years then ended, together with the notes thereto and the auditors’ report thereon (incorporated by reference to Exhibit 99.2 to the Annual Report on Form 40-F of Pembina Pipeline Corporation, filed on February 22, 2019) (File No. 001-35563).

4.3	Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2018 (incorporated by reference to Exhibit 99.2 to the Annual Report on Form 40-F of Pembina Pipeline Corporation, filed on February 22, 2019) (File No. 001-35563).

4.4	Management information circular dated March 15, 2019 relating to the annual and special meeting of shareholders held on May 3, 2019 and the special meeting of holders of Class A Preferred Shares held on May 3, 2019, as adjourned to May 31, 2019 and further adjourned to June 25, 2019 (incorporated by reference to the Report on Form 6-K of Pembina Pipeline Corporation, filed on March 29, 2019) (File No. 001-35563).

4.5	Unaudited condensed consolidated interim financial statements for the three and six months ended June 30, 2019 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of Pembina Pipeline Corporation, filed on August 1, 2019) (File No. 001-35563).

4.6	Management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2019 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of Pembina Pipeline Corporation, filed on August 1, 2019) (File No. 001-35563).

4.7	Material Change Report, dated August 23, 2019 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of Pembina Pipeline Corporation, filed on August 23, 2019) (File No. 001-35563)

5.1*	Consent of KPMG LLP.

5.2*	Consent of Blake, Cassels & Graydon LLP.

6.1*	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Pembina Pipeline Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada, on August 23, 2019.

PEMBINA PIPELINE CORPORATION

By:	/s/ J. Scott Burrows
Name: J. Scott Burrows
Title: Senior Vice President and Chief Financial Officer

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POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael (Mick) H. Dilger and J. Scott Burrows, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date

/s/ M.H. Dilger M.H. Dilger	President & Chief Executive Officer and Director (Principal Executive Officer)	August 23, 2019

/s/ J. Scott Burrows J. Scott Burrows	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	August 23, 2019

/s/ Randall J. Findlay Randall J. Findlay	Chairman of the Board of Directors	August 23, 2019

/s/ Anne-Marie Ainsworth Anne-Marie Ainsworth	Director	August 23, 2019

/s/ Maureen E. Howe Maureen E. Howe	Director	August 23, 2019

/s/ Gordon J. Kerr Gordon J. Kerr	Director	August 23, 2019

/s/ David M.B. LeGresley David M.B. LeGresley	Director	August 23, 2019

/s/ Robert B. Michaleski Robert B. Michaleski	Director	August 23, 2019

/s/ Leslie A. O’Donoghue Leslie A. O’Donoghue	Director	August 23, 2019

/s/ Bruce D. Rubin Bruce D. Rubin	Director	August 23, 2019

/s/ Jeffrey T. Smith Jeffrey T. Smith	Director	August 23, 2019

/s/ Henry W. Sykes Henry W. Sykes	Director	August 23, 2019

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Pembina Pipeline Corporation in the United States, on August 23, 2019.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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